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10F-3 Report
CGCM Large Cap Growth Investments
	<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />9/1/2007			through	8/31/2008

ID	Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund	% of Issue (1)
1290	Chesapeake Energy Corporation	3/28/2008	Deutsche Bank	196,600.00	45.75	0.983%	0.983%

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
				Other Participant Accounts	Issue Amount		Total Received All Funds
1290	-Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of:			0.00	20,000,000.00		196,600.00